                                                                     Exhibit 2.1


                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT


                     DATED AS OF THE 21ST DAY OF MARCH 2003

                                       BY

                                       AND

                                      AMONG

                             SRS TEXAS HOLDINGS, LLC

                                       AND

                     NOBLE LOGISTIC SERVICES HOLDINGS, INC.

                          NOBLE LOGISTIC SERVICES, INC.

                                       AND

                            NOBLE INTERNATIONAL, LTD.

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 21st day of March, 2003 ("Effective Date") by and among SRS TEXAS HOLDINGS, LLC, a Texas limited liability company ("Buyer"), NOBLE LOGISTIC SERVICES HOLDINGS, INC., a Texas corporation ("NLS"), NOBLE LOGISTIC SERVICES, INC., a Michigan corporation ("Owner") and NOBLE INTERNATIONAL, LTD. a Delaware corporation ("Parent").

         WHEREAS, Buyer has agreed to purchase and the Owner has agreed to sell one hundred percent (100%) of the outstanding capital stock of NLS (the "Stock") under the terms and conditions of this Agreement.

         WHEREAS, the parties entered into a Stock Purchase Agreement dated as of February 26, 2003 (the "Original Agreement") to effectuate the purchase of the Stock.

         WHEREAS, the closing of the purchase under the Original Agreement has not yet occurred and the parties now desire to amend and restate their agreement with respect to the purchase.

         WHEREAS, the following entities are wholly owned subsidiaries of NLS:
(a) Noble Logistic Services, Inc., a Texas corporation ("NLS-TX"); (b) Noble Logistic Services Franchising, Inc., a Texas corporation ("NLSF"); (c) SYG Franchisee Services, Inc., a Texas corporation ("SYG"); (d) Dedicated Services Memphis Inc., a Texas corporation ("Memphis"); (e) Dedicated Services New York, Inc., a Texas corporation ("New York"); (f) Dedicated Services California, Inc., a Texas corporation ("California"); and Dedicated Services Ohio, Inc., a Texas corporation ("Ohio"). NLS-TX, NLSF, SYG, Memphis, New York, California and Ohio are individually referenced herein as a Subsidiary and collectively as the "Subsidiaries." (NLS and the Subsidiaries are collectively referred to as the "Company").

         WHEREAS, Owner owns all of the outstanding stock of Noble Logistic Services, Inc., a California corporation ("NLS-CA") and Central Transportation, Inc., a Delaware corporation ("CTD"). Whereas Parent owns all of the outstanding stock of Owner.

         WHEREAS, NLS-CA and CTD are engaged in substantially the same business as NLS and the Subsidiaries.

         WHEREAS, Buyer has expressed an interest in acquiring all of the assets of NLS-CA, contemporaneously herewith (the "Companion Acquisition").

         WHEREAS, Owner and Parent have deemed it advisable to enter into this Agreement;

         WHEREAS, Buyer has deemed it advisable to enter into this Agreement;

         WHEREAS, capitalized terms used but not defined in the context of the
Section in which such terms first appear shall have the meaning set forth in
SECTION 9.13; and


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         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree that the Original Agreement is replaced in its entirety and future agree as follows:

                                   ARTICLE 1.
                                PURCHASE AND SALE

         Section 1.1 The Purchase. Upon the terms and subject to the conditions of this Agreement, at Closing (as defined below), Buyer shall purchase from Owner the capital stock of NLS owned by the Owner so that after Closing Buyer shall own one hundred percent (100%) of NLS in exchange for the consideration set forth in SECTION 1.2.

         Section 1.2 Purchase Price. The purchase price ("Purchase Price") for the Stock shall be Three Million and 00/100 Dollars ($3,000,000), plus additional consideration set forth below, and shall be payable as follows:

                           (a) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) in cash, payable to the Owner by federal wire transfer on the date of Closing in accordance with such instructions as the Owner may provide to the Buyer at least 72 hours prior to the Closing; and

                           (b) Delivery of a promissory note (the "First Note") in the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), substantially in the form of Exhibit 1.3(b)(1) secured by, among other things, all of the Assets and all other assets of Buyer, which First Note and liens shall be subordinate to any lender that provides financing to Buyer for this transaction in an amount not to exceed $2,750,000; plus

                           (c) Delivery of:

                           (1) A promissory note (the "Receivable Note") in an
                  amount equal to the Company's accounts receivable that were actually invoiced by NLSI or Owner prior to March 16, 2003 (the "Invoiced Receivables") minus $210,000. The Receivable Note shall not bear interest and shall be payable on the following schedule:

                                    (i) On April 15, 2003, 25% of the principal
                           amount of the Receivable Note;

                                    (ii) On April 30, 2003, 25% of the principal
                           amount of the Receivable Note;

                                   (iii) On June 30, 2003, 33% of the principal
                           amount of the Receivable Note;



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

                                    (iv) On July 31, 2003, 17% of the principal
                           amount of the Receivable Note;

                  After the above payments, the Receivable Note shall terminate;

                           (2) A promissory note (the "Accrued Revenue Note") in
                  an amount equal to the sum Estimated Accrued Revenue less the Estimated Accrued Payroll. The "Estimated Accrued Revenue" means all accounts receivable and revenue of the Company accrued but not invoiced as of 5:00 p.m. Central Standard Time on March 15, 2003, less the estimated amount of the accrued but unpaid hourly and salaried employee salary, employee driver salary, wages and driver independent contractor payables (which shall include all Company and Employee payroll related taxes, including, but not limited to, FICA and FUTA withholding, Medicare withholding, state employment tax and payroll related workers' compensation expense) (collectively "Total Payroll") owed by the Company as of 5:00 p.m. Central Standard Time on March 15, 2003 (the "Estimated Accrued Payroll"), all as estimated by the Parties at Closing using their Best Efforts. Owner will provide for cash funding for all pay periods beginning and ending prior to Closing. The Accrued Revenue Note shall be payable according to the same payment schedule as the Receivable Note and shall not bear interest.

                  (d) Adjustment. The Accrued Revenue Note and, if necessary, the Receivable Note may be adjusted by the Parties as follows:

                           (1) Within five business days following the Closing
                  Date, the Parties shall use their Best Efforts to agree on the actual amount of accounts receivable of the Company accrued but not invoiced as of 5:00 p.m. Central Standard Time on March 24, 2003 (the "Actual Accrued Revenue"). If the Actual Accrued Revenue exceeds the Estimated Accrued Revenue, the principal amount of the Accrued Revenue Note shall be increased to the extent of such difference. If the Actual Accrued Revenue is less than the Estimated Accrued Revenue, the principal amount of the Accrued Revenue Note shall be decreased to the extent of such difference. If the amount of any decrease of the Accrued Revenue Note is equal to or greater than the principal amount of the Accrued Revenue Note estimated as of Closing, the principal amount of the Accrued Revenue Note shall be reduced to zero, the Accrued Revenue Note shall be cancelled, and the remainder of the requisite adjustment amount shall be deducted from the principal amount of the Receivable Note.

                           (2) Within five business days following the Closing
                  Date, the Parties shall use their Best Efforts to agree on the actual amount of the payroll expenses described in SECTION 1.3(C)(2) (the "Actual Payroll"). If the Actual Payroll exceeds the Estimated Payroll, the principal amount of the Accrued Revenue Note, or, if the Accrued Revenue Note has been cancelled pursuant to SECTION 1.3(D)(1), the Receivable Note, shall be decreased to the extent of such difference. If the Actual Payroll is less than the Estimated Payroll, the principal amount of the Accrued Revenue Note, or if the Accrued Revenue Note has been cancelled



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

                  pursuant to SECTION 1.3(D)(1), the Receivable Note, shall be increased to the extent of such difference. If the amount of any decrease in the principal amount of the Accrued Revenue
                  Note is equal to or greater than the principal amount of the Accrued Revenue Note executed at Closing (as adjusted pursuant to SECTION 1.3(D)(1)), the principal of the Accrued Revenue Note shall be reduced to zero and the Accrued Revenue Note shall be cancelled and the remainder of the requisite adjustment shall be deducted from the principal amount of the Receivable Note.

                           (3) After completion of the adjustments described in
                  SECTIONS 1.3(D)(1) and (2), within five business days following the Closing Date, the Buyer and the Owner shall execute an Amended and Restated Receivables Note and an Amended and Restated Accrued Revenue Note if and to the extent the principal amounts of such notes have changed according to the adjustment process described herein.

                  (e) Owner and Company shall ensure that immediately prior to Closing, the Company shall have sufficient cash to fund checks issued but unpaid for the Estimated Accrued Payroll. To the extent that receipts for client receivables received from and including March 16, 2003 through Closing (the "Gap Period Collection") exceed the Estimated Accrued Payroll, the Receivable Note shall be adjusted downward dollar for dollar. To the extent that the Gap Period Collections are less than the Accrued Payroll, the Receivable Note will be adjusted upward dollar for dollar.

                  (f) The adjustment for the Accrued Revenue Note and Receivable Note shall be adjusted in accordance with the sample calculations set forth on EXHIBIT 1.3(C).

                  (g) Distribution of Actual Payroll. The Company agrees that it will fund payroll accrued up to and through Closing Date. Buyer agrees that it shall be responsible for the distribution of Actual Payroll to the relevant recipients when due following the Closing, and the distribution of paychecks to employees of the Company for the pay period ending on March 24, 2003.

         Section 1.3 Closing. Closing of the transactions contemplated by this Agreement (the "Closing") shall take place no later than March 21, 2003 (the "Closing Date"). The Closing shall take place on the designated day in the office of Crady, Jewett & McCulley, L.L.P., 2727 Allen Parkway, Suite 1700, Houston, Texas 77019 or such other place as the parties may agree, and shall be effective at 5:00 p.m. Eastern Standard Time on the Closing Date. The Buyer and the Owner agree that they will use their Best Efforts and negotiate in good faith to resolve any disputes between the parties related to this Agreement.

         Section 1.4 Other Deliveries on the Closing Date.


                  (a) NLS', Parent's, and Owner's Obligations. On the Closing Date, NLS, Parent, and the Owner, as applicable, shall deliver to Buyer each of the following documents in form and substance reasonably satisfactory to Buyer:

                           (1) A good standing certificate for NLS and each of
                  the Subsidiaries from the Comptroller of the State of Texas and all applicable governmental entities dated no more than five (5) days prior to Closing, if available.

                           (2) A Certificate of Existence from the Secretary of
                  State of the State of Texas and all applicable governmental entities for NLS and each of the Subsidiaries dated within a reasonable period of time prior to Closing.

                           (3) A certificate of the Secretary of NLS and Owner
                  certifying resolutions duly adopted by NLS' or Owner's Board of Director's (as applicable) obtained at least five (5) days prior to Closing (i) authorizing the execution, delivery and performance of this Agreement on behalf of NLS and Owner (as applicable).

                           (4) An agreement relating to the pursuit and
                  settlement of claims relating to the Asset Purchase Agreement dated February 28, 2001, by and among Norlyn Enterprises, Inc., DSI Franchising, Inc., DSI Holdings, Inc., Noble Holdings, Ltd. and Noble International, Ltd. The agreement will provide that although all rights relating to any claims under this Asset Purchase Agreement will be assigned to Buyer, Owner and Buyer will agree, in a form reasonably satisfactory to Buyer, that Owner or Parent will be able to discount or otherwise compromise amounts owed by purchaser under the Asset Purchase Agreement in an effort to enforce the non-competition provisions set forth in the Asset Purchase Agreement and/or otherwise resolve any disputes between the parties in a form reasonably satisfactory to Buyer.

                           (5) An agreement relating to Owner's claims against
                  Christopher Cassels, Robert "Chip" Prescott, CNP Holdings LLC, Reliable Transportation Solutions, Ltd., Allen & Payton Enterprises, and their related entities, including claims which the Owner may have against the prior owners of the Company. The agreement will provide that such claims will be assigned to Owner. Owner agrees that it will not take any actions against Chris Cassels or the former owners of the Company, excluding Larry Browne, so long as Buyer is not in default of the Receivable Note. Upon the payment of the $392,000 set forth in Section 1.2(c)(1), Owner shall assign to NLS all of its rights against Chris Cassels, his interest in related entities, and the former owners of the Company, excluding Larry Browne, and Owner may pursue its claim against Prescott, CNP Holdings, LLC, JL&S Enterprises, Allen and Payton Enterprises a/k/a Allen and Peyton.

                           (6) An agreement relating to the pursuit and
                  settlement of claims set forth in Section 2.1(j). The agreement will provide that Buyer and the Company will cooperate with Owner in Owner's settlement and defense

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
                  of such claims and that Buyer and the Company will agree to reasonable commercial efforts to aid Owner in the settlement and defense of such claims, including making reasonable commercial accommodations to assist Owner in the settlement of such claims, subject to the provisions of Section 5.3.

                           (7) Documentation evidencing that Owner, or its
                  Affiliates, shall have completed the closing of the Companion Acquisition on or before the Closing Date.

                           (8) Such other documents and certificates as
                  reasonably may be required by Buyer to consummate this Agreement and the transactions contemplated herein.

                  (b) Buyer's Obligations. On the Closing Date, Buyer shall deliver to the Owner each of the following documents in form and substance reasonably satisfactory to Owner:

                           (1) Certificate of Existence from the Secretary of
                  State of the State of Texas.

                           (2) Intentionally Omitted.

                           (3) Certificates of the Secretary of Buyer certifying
                  a resolution duly adopted by Buyer's sole Member obtained at least five (5) days before Closing authorizing the execution, delivery and performance of this Agreement on behalf of Buyer.

                           (4) Such other documents and certificates as
                  reasonably may be required by the Owner to consummate this Agreement and the transactions contemplated herein.

                           (5) Documentation evidencing that Buyer, or its
                  Affiliates, shall have completed the closing of the Companion Acquisition on or before the Closing Date.

                           (6) A promissory note in the principal sum of Three
                  Hundred Ninety-Two Thousand Dollars ($392,000), substantially in the form of Exhibit 1.5(b)(6).

         Section 1.5 Noncompete Agreements. On the Closing Date, NLS, Owner and Parent shall enter into a Noncompete Agreement containing covenants duplicative of those set forth in Section 7.

         Section 1.6 Due Diligence. [Intentionally Omitted].


         Section 1.7 Excluded Assets. The claims set forth in Exhibit 1.7 shall be transferred to Owner prior to the Closing Date, except as provided for in
Section 1.4(a)(5).

         Section 1.8 Exclusivity. Prior to March 15, 2003, Owner, Parent and NLS shall not, directly or indirectly, through any of their respective directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives or agents (collectively, "Representatives") or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the sale of the Stock or substantially all of NLS', the Subsidiaries', NLS-CA,'s or CTD's assets or businesses whether through direct purchase, merger, consolidation, or other business combination or relating to a sale or transfer of more than 25% of the outstanding stock of NLS, Subsidiaries, NLS-CA, or CTD (a "Proposal"). The Buyer acknowledges that NLS and the Owner have previously actively marketed the sale of the business and the Stock and that the receipt of and response to a Proposal shall not constitute a breach of this SECTION 1.8 if such response does no more than indicate that (a) the Proposal has been received, (b) the Owner or NLS have entered into an agreement with respect to the acquisition contemplated herein or in the Companion Agreement (as applicable), and (c) the Owner or NLS will not negotiate with the parties offering the Proposal at this time. Owner will promptly provide Buyer with a copy of any Proposal.

         Section 1.9 [Intentionally Omitted].

         Section 1.10 Schedules. Owner shall use its reasonable efforts to deliver the schedules referred to in this Agreement (the "Schedules") to the Buyer as soon as possible. Should the Schedules require updating due to circumstances or information discussed prior to the Closing Date, Owner will update the Schedules as soon as reasonably practical after learning of any needed update. The Schedules shall be correct as of the date hereof and as of the Closing Date.

         Section 1.11 Accounting Back-Up. By 5:00 p.m. Central Standard Time on the Closing Date and on March 24, 2003, Owner shall cause NLS to back-up its accounting systems and store such back-up at an offsite storage location within a reasonable time thereafter. Owner shall make such back-up available to Buyer.

                                   ARTICLE 2.
                 REPRESENTATIONS AND WARRANTIES OF NLS AND OWNER

         Section 2.1 Representations and Warranties of NLS. NLS and Owner make the following representations and warranties to Buyer:

                  (a) Due Organization and Power.

                           (1) Owner. Owner is a corporation duly organized and
                  validly existing under the laws of the State of Michigan. Owner and Parent have all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Parent and Owner pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                           (2) Company. Company is a corporation duly organized
                  and validly existing and in good standing under the laws of the State of Texas. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Company




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

                  is duly qualified or registered to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it, or the nature of its business, makes such qualification or registration necessary under applicable Law, except where the failure to be so qualified or registered or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The stock records and minute books of NLS and each Subsidiaries, which have been made available to Buyer, are materially correct and complete in all respects.

                  (b) Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Owner pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Owner. No other corporate act or proceeding on the part of Owner or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Owner pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Owner pursuant hereto will constitute, valid and binding agreements of Owner, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles.

                  (c) Subsidiaries. Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity, other than the Subsidiaries.

                  (d) Capitalization of Company. The authorized capital stock of NLS consists entirely of one hundred thousand (100,000) shares of common stock, par value ($.01) per share. No shares of such capital stock are issued or outstanding except for one thousand (1,000) shares of common stock of Company that are owned of record and beneficially by Owner (the "Company Shares"). All such shares of capital stock of Company are validly issued, fully paid and nonassessable. There are no
         (i) securities convertible into or exchangeable for any of Company's capital stock or other securities; (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Company or securities that are convertible into or exchangeable for capital stock or other securities of Company; or (iii) except as set forth in Schedule 2.1(d), contracts, commitments or agreements relating to the issuance, sale or transfer of any capital stock or other equity securities of Company, any such convertible or exchangeable securities or any such options, warrants or other rights; and (iv) all of the issued and outstanding shares of the Subsidiaries are owned by NLS.

                  (e) Title. Owner owns directly through legal and valid title the Company Shares, free and clear of all Liens. Upon payment of the amounts set forth in 1.2(a) as contemplated herein, Owner will convey to Buyer all of Owner's rights, title and interest in and to the Company Shares, free and clear of all Liens, except those created herein.

                  (f) No Violation. Except as set forth in Schedule 2.1(f), neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Owner or NLS pursuant hereto nor the consummation by Owner of the transactions contemplated hereby and thereby (i) will violate any Law or any Order applicable to Owner or Company, except for such violations, the occurrence of which would not, individually or in the aggregate, have a Material Adverse Effect on Owner's ability to perform its obligations hereunder, (ii) will require any authorization, consent or approval by, filing with or notice to any Government Entity, except for (A) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Owner's ability to perform its obligations hereunder, and (B) such authorizations, consents, approvals, filings or notice requirements that become applicable solely as a result of the specific regulatory status of Buyer or any of its Affiliates, (iii) subject to obtaining the consents referred to in Schedule 2.1(f), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens upon any of the assets of Company (or the Company Shares) under, any term or provision of the Articles of Incorporation or Bylaws of Company or of the express terms of any Contract to which Owner or Company is a party or by which Owner or Company or any of their respective assets or properties are bound or affected, except for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on Company or Owner's ability to perform its obligations hereunder, and (iv) will violate any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit concession, lease or other instrument, obligation or agreement of any kind to which NLS, any of the Subsidiaries or the Owner is now a party or by which NLS, any of the Subsidiaries or the Owner or any of their properties or assets, is, or may be, bound or affected, the violation of which would have a Material Adverse Effect on Company.


                  (g) Financial Statements. Owner has delivered to Buyer complete and correct copies of the following financial statements

                           (1) the unaudited balance sheet (the "Balance Sheet")
                  of NLS-TX as of December 31, 2002 (the "Balance Sheet Date") and the unaudited related statements of operations, of stockholder's equity, and of cash flows for the twelve month period ended December 31, 2002 and the one-month period ending January 31, 2003 (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows and the related notes and schedules are referred to herein as the "Financial Statements"). The Balance Sheet and the Financial Statements (collectively, the "Statements") are attached as
                  SCHEDULE 2.1(G)(1) to this Agreement.


                           (2) The Statements are true, complete and correct and
                  have been prepared in accordance with the books and records of NLS-TX and the Balance Sheet has been prepared in accordance with GAAP consistently applied except for provisions for accrued vacation; the balance sheets in the Statements fairly present the financial position and assets of Company as of their respective dates and set forth in full and reflect all indebtedness and known Liabilities, including Taxes, of Company (whether accrued, absolute, contingent or otherwise) as of such dates; the Statements fairly present the results of operations of Company for the periods indicated and covered thereby; and the Owner or NLS' equity of NLS-

                  TX as of such dates was as set forth in the Statements, after full provision and reserves for all Taxes and other known Liabilities for all periods up to the dates thereof.

                  (h) Tax Matters.

                           (1) Returns. All Tax returns required to be filed by
                  or on behalf of Company have been timely filed or will be timely filed (within the time permitted by any timely filed extension) and, when filed, were or will be complete and accurate, except for any failures to file Tax returns or any inaccuracies in filed Tax returns that would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due and owing by Company on such Tax returns and the Tax returns to be filed by Buyer pursuant to Section 5.5, and Company's share of the Taxes on the Tax returns to be filed by Buyer pursuant to Section 5.5, have been paid or adequately accrued by NLS or Company, except for any failures to pay or adequately accrue such Taxes that would not, individually or in the aggregate, have a Material Adverse Effect. Company has complied with all rules and regulations relating to the withholding of Taxes, except for any such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect.

                           (2) Audits. Except as set forth on Schedule
                  2.1(h)(2), as of the date hereof, (A) there is no audit examination, deficiency or proposed adjustment pending or, to the Knowledge of Owner, threatened with respect to any Taxes due and owing by Company, and (B) there are no outstanding agreements or waivers extending the statutory period of limitations for a Tax Assessment applicable to any Tax return or report of Company with respect to a taxable period for which such statute of limitations is still open.

                           (3) There is no dispute or claim concerning any Taxes
                  of NLS or any of the Subsidiaries either (1) claimed or raised by any authority orally or in writing, or (2) as to which the Owner, Parent or and NLS have Knowledge. The Owner has made available to the Buyer correct and complete copies of all Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by NLS or any of the Subsidiaries.

                           (4) NLS and each of the Subsidiaries has not waived
                  any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (5) Affiliated Group. Schedule 2.1(h)(5) lists every
                  year that Company was a member of an affiliated group of corporations that filed a consolidated federal income Tax return for which the statute of limitations does not bar a federal income tax assessment.

                  (i) Absence of Certain Changes. Except as set forth in
         Schedule 2.1(i), since the date of the Statements, there has not been
         (i) any material adverse change in the financial condition or results of operations of Company, other than (A) changes resulting from developments or occurrences (including, without limitation, occurrences commonly referred to as terrorist attacks or any armed hostilities associated therewith) relating to or affecting United States or foreign economies in general or the industry of Company in general ("General Changes") and (B) changes that are the result of actions taken by Buyer prior to the Closing Date or as contemplated herein that have an effect on Company, including, without limitation, any disruptions to the business of Company as a result of the execution of this Agreement, the announcement by Buyer of its intention to acquire Company or the announcement by Owner of its intention to divest Company and the consummation of the transactions contemplated hereby ("Transaction Changes"); (ii) any material increase in the compensation, salaries or wages payable or to become payable to any employee of Company, except in the ordinary course of business or as required under employment agreements in effect as of the date of the Statements; (iii) any entry by Company into any employment, severance or termination agreement with any employee of Company, or any amendment thereto; (iv) any declaration, setting aside or payment of any dividend or any other distribution in respect of Company's capital stock other than cash distributions made pursuant to Owner's cash management procedures; (v) any sale, lease or other transfer or disposition of any material properties or assets of Company, except for properties and assets sold in the ordinary course of business consistent with past practice; (vi) except in the ordinary course, any material payment of any dividends or any other distributions or payments to the Parent, Owner, or Affiliated entities of Parent, other than payments to Owner and/or Parent of outstanding cash held by the Company; (vii) any accelerated payments on the inter-company obligations or Liabilities of NLS or the Subsidiaries; (viii) any loss of officers, directors, employees, dealers, distributors, independent contractors, customers or suppliers suffered by NLS or any of the Subsidiaries which had or may reasonably be expected to result in a Material Adverse Effect; (ix) any material loss, damage, destruction of property or assets or other casualty to property or assets (whether or not covered by insurance) suffered by NLS or any of the Subsidiaries.


                  (j) No Litigation. Schedule 2.1(j) sets forth, as of the date hereof, all actions, suits, arbitrations, proceedings or investigation pending or, to the Knowledge of Owner, threatened against Company. There is no outstanding Order against or adversely affecting Company, or such other actions, suits, arbitrations, investigations or Orders that would, individually or in the aggregate, have a Material Adverse Effect or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

                  (k) Compliance With Laws and Orders. To the Knowledge of Owner, the business of Company is not being conducted in violation of any laws or orders applicable to Company, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect and except as set forth in Schedule 2.1(k).

                  (l) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities required for the conduct of the business of Company as presently conducted and the operation of its Facilities (any real property, leaseholds or other interests and any buildings, plants or structures currently owned or operated by Company) as presently operated, except for failures to have such licenses, permits, approvals, authorizations or consents that would not, individually or in the aggregate, have a Material Adverse Effect. Company is in compliance with all such permits and licenses, approvals, authorizations and consents, except for such instances of noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (m) Environmental Matters. Owner makes no representation or warranty in this Agreement as to any matters relating to the environment, Hazardous Substances or Environmental Laws except in this
         Section 2.1(m). Except as set forth in Schedule 2.1(m):

                           (1) To the Knowledge of Owner, all of Company's
                  operations in, on or at the Facilities comply with all applicable Environmental Laws and all permits, licenses, registrations and other authorizations required to be obtained by Company under applicable Environmental Laws to operate the Facilities as they are currently operated, except for any failures to comply with such Environmental Laws or with such permits, licenses, registrations or authorizations that would not, individually or in the aggregate, have a Material Adverse Effect;

                           (2) To the Knowledge of Owner, no Hazardous
                  Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of at or from the Facilities by any person in a manner that violated any applicable Environmental Law, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect;

                           (3) To the Knowledge of Owner, Company has not
                  received written notice from any Government Entity that the Facilities are in violation or allegedly in violation of, do not comply with or allegedly do not comply with, or are the basis for liability or alleged liability under any applicable Environmental Law, except for such violations, noncompliance or liabilities that would not, individually or in the aggregate, have a Material Adverse Effect; and

                           (4) There are no defects in the environmental, zoning
                  or other permits pertaining to the operation of the assets of Company, except for such defects that would not, individually or in the aggregate, have a Material Adverse Effect, and after the Closing Date, Owner will not undertake, directly or indirectly, any challenges to the environmental, zoning or other permits relating to the operation of the business of Company.

                           (n) Title to Assets; Liens. Except as disclosed in
                  Schedule 2.1(n), Company and Subsidiaries own or leases all of the material properties and assets reflected in the Statements, except for properties and assets sold since the date of the Statements in the ordinary course of business consistent with past practice. Except as disclosed in Schedule 2.1(n), or as reflected in the Statements, such properties and assets owned by Company are held free and clear of any Liens, except (i) for Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (ii) as reflected in title records relating to real property owned by Company, and (iii) for Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto. Except as disclosed in Schedule 2.1(n), the properties and assets of Company comprise all of the material assets and rights of Company, tangible and intangible (including Intellectual Property Rights), that Company uses in the conduct of its business as conducted on the date hereof. Except with respect to the representations and warranties contained in this Section 2.1(n), Buyer is acquiring the assets of Company being transferred to Buyer upon the acquisition by Buyer of the Company Shares AS IS, WHERE IS. PARENT AND OWNER DISCLAIM ALL OTHER EXPRESS OR IMPLIED WARRANTIES RELATING THERETO, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                           (o) Material Contracts. Schedule 2.1(o) sets forth a
                  list as of the date hereof of each of the following types of Contracts to which Company and Subsidiaries are a party (each, a "Material Contract"):

                                    (1) Any Contract or oral agreement involving
                           the future performance of services or delivery of goods or materials by Company which in 2002 was of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

                                    (2) Any Contract involving future annual
                           expenditures of Company in excess of One Hundred Thousand Dollars ($100,000);

                                    (3) Any collective bargaining agreement or
                           other Contract to or with any labor union or other employee representative of a group of employees;

                                    (4) Any employment Contract with any
                           employee of Company that has future liability in any year in excess of One Hundred Thousand Dollars ($100,000);

                                    (5) Any Contract for future performance of
                           services or delivery of goods or materials by the Company which term is greater than one year;

                                    (6) Any joint venture or partnership
                           Contract;

                                    (7) Any Contract containing covenants that
                           materially restrict the future business activity of Company;

                                    (8) Any Contract relating to the borrowing
                           of money in excess of Fifty Thousand Dollars
                           ($50,000); or

                                    (9) Any Contract constituting a lease,
                           sublease, sub-sublease, prime lease or similar interest in real property under which Company is a party or holds such property.

         Owner has delivered to, or made available for inspection by, Buyer a copy of each Material Contract. Except as set forth in Schedule 2.1(o), to the Knowledge of Owner, each Material Contract is in full force and effect and is valid and enforceable by Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors' rights generally, and by general equitable principles. Except as set forth in Schedule 2.1(o), to the Knowledge of NLS, Company is in compliance in all material respects with all material terms and requirements of each Material Contract.

                  (p) Employee Benefit Plans; Labor.

                           (1) Schedule 2.1(p)(1) lists each material benefit
                  plan (within the meaning of ERISA), employment contract, stock option, stock appreciation right, phantom stock, restricted stock, severance, termination or other compensation plan, program, arrangement or understanding maintained or contributed to by Parent or Company for the benefit of Active Employees or Former Employees (the "Company Benefit Plans"). Within a reasonable time after Closing, Parent will deliver to, or make available for inspection by, a copy of each Company Benefit Plan.

                           (2) None of the Company Benefit Plans that cover
                  current employees of Company is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (3) Except as set forth on Schedule 2.1(p)(3), as of
                  the Closing Date there are no pending grievances, labor arbitrations or other labor disputes relating to employees of Company, except for such grievances, arbitrations or other disputes that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on
                  Schedule 2.1(p), as of the date hereof, Company has not suffered any strike, picketing or work stoppage by any group of employees of Company affecting Company during the three (3) years preceding the date hereof.

                           (4) Except as set forth in Schedule 2.1(p)(3)(4),
                  NLS' employees are not represented by labor unions.

                  (q) Intellectual Property Rights. Schedule 2.1(q) sets forth a list, as of the Closing Date, of all United States or foreign patents, registered trademarks, registered copyrights and applications therefor, computer software (excluding office productivity software such as Microsoft Office(TM), PowerPoint(TM), etc.), trade secrets and internet domain names used by Company in, and material to, the conduct of the business of Company as presently conducted (the "Intellectual Property Rights") and the entity that owns such Intellectual Property Rights. Company owns or possesses adequate licenses or other valid rights to use all Intellectual Property Rights, and to the Knowledge of Owner, the conduct of the business of Company as presently conducted does not conflict with any valid patents, trademarks, tradenames, licenses, proprietary rights or copyrights of others, except for such conflicts that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 2.1(q), no Non-Exclusive Intellectual Property is used by Company in, or is material to, the conduct of the business of Company as presently conducted.

                  (r) No Undisclosed Liabilities. Except as set forth in
         SCHEDULE 2.1(R), and as disclosed in this Agreement, there are no Liabilities of the Company which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (s) 2000 Stock Purchase Agreement. There have been no assignments of any rights, duties or obligations of NLS' or Owner's (or any of its successors) under that certain Stock Purchase Agreement dated July 13, 2000, and all such rights, duties and obligations are the property of NLS as of the Closing Date.

         Section 2.2 Brokers. Except as set forth in SCHEDULE 2.2, none of NLS, the Subsidiaries or the Owner, nor any of their respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Owner for any such fee or commission to be claimed by any person or entity.

         Section 2.3 Knowledge. As used in this Agreement (i) with regard to the Knowledge of Owner, the term "Knowledge" means: the actual, direct or personal knowledge of Owner (with a duty of inquiry only as to officers of NLS and the Subsidiaries); and (ii) with respect to NLS or the Subsidiaries, the actual, direct or personal knowledge of any director or officer of NLS or any of the Subsidiaries.

         Section 2.4 Opportunity to Seek Independent Counsel. Buyer acknowledges that Crady, Jewett & McCulley, LLP, has acted as counsel to Buyer and not as counsel to Owner in connection with the transactions contemplated by this Agreement.

         Section 2.5 Accounts Receivable. SCHEDULE 2.5 sets forth the accounts receivable of NLS and each of the Subsidiaries as of the Closing Date. Except as set forth in SCHEDULE 2.5(A), (i) NLS and the Subsidiaries have good right, title and interest in and to all trade accounts receivable and notes receivable reflected in the Statement, (ii) none of such Account Receivables is subject to any Lien; and (iii) all of the Account Receivables owing to NLS and the Subsidiaries constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known material claims, refusals to pay or other rights of set-off against any thereof.

                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Owner as follows:

         Section 3.1 Due Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Texas. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

         Section 3.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its sole Member. No other corporate act or proceeding on the part of Buyer or its Member is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         Section 3.3 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate any law or any order applicable to Buyer, except for such violations, the occurrence of which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer's ability to perform its obligations hereunder, (ii) will require any authorization, consent or approval by, filing with or notice to any Government Entity, except for (A) the applicable requirements of the HSR Act and (B) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Buyer's ability to perform its obligations hereunder, or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter or Regulations of Buyer or of the express terms of any Contract to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect on Buyer's ability to perform its obligations hereunder.

         Section 3.4 Litigation. As of the date hereof, there is no action, suit, arbitration, proceeding or investigation pending or, to the Knowledge of Buyer, threatened (in a reasonably serious manner and in writing) against Buyer, and there is no outstanding order against or affecting Buyer, in each case, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

         Section 3.5 Fees. Neither Buyer nor any of its affiliates has paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

         Section 3.6 Financing. Buyer has immediately available funds, or an irrevocable financing commitment to obtain immediately available funds, for purposes of paying the amounts set forth in SECTION 1.2(A) at Closing. Buyer has obtained or will obtain prior to the Closing Date all approvals, consents, authorizations, guarantees, pledges, certificates and other documents, and has completed or will complete prior to the Closing Date all action, necessary to enable Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, the payment of the amounts set forth in SECTION 1.2(A) at Closing.

                                   ARTICLE 4.
                        CONDITIONS PRECEDENT TO CLOSING

         Section 4.1 Conditions to Obligations of NLS and the Owner on the Closing Date. This Agreement and the obligations of NLS and the Owner to consummate the transactions to be consummated on the Closing Date shall be subject to the satisfaction of or waiver by them in writing of the following conditions at or prior to the Closing Date:

                           (a) Deliveries. Buyer shall have delivered to the Owner each of the documents specified in SECTIONS 1.4 AND 1.5 hereof, made the payments, and delivered the documents specified in SECTION 1.2 hereof.

                           (b) Litigation. No action or proceeding shall have been instituted or threatened by third parties against the Owner, NLS, or Buyer to restrain or prohibit or to obtain damages in respect of the transactions contemplated by this Agreement.

                           (c) Representations and Warranties. All
         representations and warranties of Buyer are true and correct as of the Closing Date (except to the extent that any such representation and warranty relates by its express terms solely to a prior date).

                           (d) Transition Services Agreement. A transition services agreement in a form to be agreed upon by Buyer and Owner prior to Closing.

                           (e) Security Agreement and Pledge Agreement. A Security Agreement and Pledge Agreement securing the payment obligations of Buyer under the Note and the Receivable Note in a form mutually agreeable to Buyer and Owner prior to Closing.

         Section 4.2 Conditions to Obligations of Buyer on the Closing Date. This Agreement and the obligations of Buyer to consummate the transaction to be consummated on the Closing Date shall be subject to the satisfaction of or waiver by Buyer in writing of the following conditions at or prior to the Closing Date:

                           (a) Deliveries. NLS, Owner and/or the Parent, shall have delivered to Buyer each of the documents specified in SECTIONS 1.4 AND 1.5 hereof and certificates representing the Stock, duly endorsed, free and clear of all Liens, except as provided herein.

                           (b) Litigation. No action or proceeding shall have been instituted or threatened by third parties against the Parent, Owner, NLS or Buyer to restrain or prohibit or to obtain damages in respect of the transactions contemplated by this Agreement.

                           (c) Third Party Consents. NLS and the Subsidiaries shall have obtained and delivered to Buyer, on or prior to the Closing Date, such consents and approvals of third parties as may be required for the consummation of the transactions contemplated herein.

                           (d) Due Diligence Satisfaction. Buyer shall have completed its due diligence investigation to its complete satisfaction, which shall have been completed on or before March 12, 2003.

                           (e) No Adverse Changes. There shall not have been any Material Adverse Change in the business, financial condition, prospects, assets and operations of NLS or the Subsidiaries since December 31, 2002.

                           (f) Representations and Warranties. All
         representations and warranties of NLS and the Owner are true and correct as of the Closing Date (except to the extent that any such representation and warranty relates by its express terms solely to a prior date).

                           (g) Transition Services Agreement. The Transition Services Agreement is duly executed by Parent and Owner.

                           (h) Subordination Agreement. A Subordination
         Agreement on terms and conditions satisfactory to Owner and executed by Owner providing that the Note will be subordinate to any lender which provides financing to the Company in an amount not to exceed Two Million Seven Hundred Fifty and 00/100 Dollars ($2,750,000). The Subordination Agreement will also provide that the shares of the Company will be released by Owner upon payment by Buyer of the Receivable Note, provided that Company and Buyer are not in default under this Agreement, the Note or any other Material Contract to which Buyer or Owner is or may be a party.

         Section 4.3 Acknowledgement and Waiver. Notwithstanding anything to the contrary contained in this Article 4 or otherwise in this Agreement:

                           (a) Buyer acknowledges that throughout the period prior to and up to the Closing, NLS and Owner have afforded to Buyer and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents access to the facilities, properties and the books and records of the Company. Buyer acknowledges and agrees that it is satisfied with the materials which it has been provided.

                           (b) Buyer, NLS, Owner and Parent acknowledge and agree that, by entering into this Agreement: (i) each is expressly waiving (A) all conditions precedent required to be satisfied prior to or upon Closing; (B) all deliveries required to be made prior to or upon Closing; and (C) any other action required to be taken prior to or upon Closing (the "Pre-Closing Conditions") which have not been satisfied, made or taken as of the Closing Date, (ii) the failure by any party to satisfy the Pre-Closing Conditions does not and shall not constitute a breach of this Agreement; and (iii) the parties shall have no obligation following the Closing to perform any of the Pre-Closing Conditions other than as set forth in a Post-Closing Undertakings Agreement to be executed by the parties at the Closing.

                                   ARTICLE 5.
                                 INDEMNIFICATION

         Section 5.1 Indemnification by the Owner and Parent. Subject to the limitation contained in SECTION 5.4 hereof, the Owner and Parent, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Buyer and its officers, managers and members and any legal entity created by Buyer for the purpose of carrying out a portion of the business transferred to Buyer pursuant to this Agreement (the "Affiliated Entities"), after the date of Closing, from and against any and all losses, payments, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses (including attorney's fees), interest, disbursements and any amounts due (including in settlement) as a result of any and all actions, suits, proceedings, demands, assessments, adjustments and investigations (collectively "Losses") incurred by Buyer and/or its officers, managers, Affiliated Entities (provided the indemnity shall not extend to liabilities attributable to the creation or organization of the Affiliated Entities) as a result of or arising from any of the following ("Seller Indemnifiable Claims"):

                           (a) Representations and Warranties. Any breach or inaccuracy of any representations or warranties (excluding breaches or inaccuracies of SECTIONS 2.1(M) OR 2.1(H) set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

                           (b) Covenants. Any breach or nonfulfillment of any covenant or agreement on the part of any of NLS, Parent or the Owner under this Agreement, except as waived in SECTION 4.3(B) herein by Buyer.

                           (c) Taxes. Any breach or inaccuracy of any representations or warranties contained in SECTION 2.1(H) set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

                           (d) Environmental Matters. Any breach or inaccuracy of any representation or warranties contained in SECTION 2.1(M) of NLS or the Owner set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

                           (e) Litigation. Any and all adverse consequences and Losses arising out of or based upon or related in any way to any current claims and litigation (including any future claims or counterclaims made in any current litigation) as set forth in SECTION 2.1(J), including any Schedules, certificates or exhibits delivered in connection herewith (and further including the failure to list any current claims and litigation in Schedule 2.1(j)) or the enforcement of any non-competition agreements for the benefit of NLS.

         Section 5.2 Indemnification by Buyer. Subject to SECTION 5.4 hereof, Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Owner, the Parent, NLS, and their respective officers, directors and shareholders from and after the date of this Agreement, from and against any and all Losses incurred by the Owner the Parent, NLS, and their respective officers, directors and shareholders as a result of or arising from any of the following ("Buyer Indemnifiable Claims"): (a) any breach or inaccuracy of any representation and warranty of

Buyer set forth herein or in the Schedules or certificates delivered in connection herewith; (b) any breach or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement; (c) all liabilities of NLS and its Subsidiaries of any kind or nature except for those Liabilities which are Owner's obligations hereunder; (d) Buyer's operation of NLS or the Subsidiaries after Closing; (e) any losses incurred by Parent or Owner relating to guaranty obligations of Parent or Owner of real property leases of NLS or its Subsidiaries (provided that Buyer shall not have such indemnification obligations with respect to leases where a landlord's consent is required for the consummation of the transactions contemplated by this Agreement, and landlord withholds such consent, provided that Buyer shall use its Best Efforts to obtain such consent) or (f) all payment obligations of Buyer under the promissory notes issued pursuant to the terms of this Agreement. Buyer's entire liability to Owner, Parent, and their affiliates in connection with the transaction contemplated hereby shall be as set forth in this Article 5.

         Section 5.3 Procedure for Indemnification.

                           (a) Notice. Buyer and the Owner (herein referred to as the "Indemnified Party") shall give written notice to the other (herein referred to as the "Indemnifying Party") of any claim, suit, judgment or matter for which indemnity may be sought under SECTIONS 5.1 AND 5.2, promptly but in any event within 30 business days after the Indemnified Party receives notice of the claim. Notice hereunder shall be given in accordance with SECTION 9.3. The indemnification period provided for herein shall be tolled for a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim.

                           (b) Defense of Claim. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel (reasonably satisfactory to the Indemnified Party) any such matter so long as the Indemnifying Party pursues the same diligently and in good faith and the settlement does not negatively affect or impair the rights of the Indemnified Party; provided, however, that under no circumstance shall the Indemnifying Party settle any claim without the written consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, provided that if counsel to the Indemnified Party shall have a conflict of interest that prevents such counsel from representing a particular Indemnified Party, such Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the actual reasonable expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability unless such expenses relate to those incurred as the result of hiring counsel due to a conflict of interest. If the Indemnifying Party desires to accept a final and complete settlement of any claim that does not negatively affect or impair the rights of the Indemnified Party and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this SECTION 5.3 with respect to such claim shall be limited to the amount so offered by the Indemnifying Party in settlement and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such defense or settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         Section 5.4 Limitation Upon Indemnity. Rights to indemnification under
SECTION 5.1 or 5.2 hereof are subject to the following limitations:

                           (a) No amount shall be payable by the Owner or Parent in indemnification under SECTIONS 5.1(A) AND (B) hereof until and unless the aggregate of all Losses incurred by Buyer with respect to one or more Seller Indemnifiable Claims shall exceed Two Hundred Fifty Thousand ($250,000.00) Dollars (the "Threshold"), in which event the injured party shall be entitled to indemnification under SECTIONS 5.1(A) OR (B) hereof for all such Losses above the Threshold incurred by Buyer with respect to all such Seller Indemnifiable Claims, subject to the additional limitations set forth in SECTION 5.4(B) hereof.

                           (b) Except as otherwise provided herein, the total liability of the Owner or Parent under SECTIONS 5.1(A) AND (B) hereof with respect to all Losses incurred by Buyer with respect to Seller Indemnifiable Claims shall not exceed One Million ($1,000,000) Dollars and 00/100. The Owner shall not be liable for Seller Indemnifiable Claims covered by insurance actually received by Buyer; provided that:
         (i) the Owner shall be liable for any deductible payable by Buyer in connection with such an insurance claim, and (ii) in no event shall this provision be construed as a waiver by Buyer's insurer of any subrogation claim against Owner.

                           (c) With respect to claims under SECTION 5.2 hereof, the Owner's and Parent's recourse and Buyer's total liability shall be limited to the assets of NLS and the Subsidiaries.

                           (d) Subject to SECTION 5.4(F) hereof, the obligations of the Owner and Parent under SECTIONS 5.1 with respect to any Losses incurred by Buyer with respect to any Seller Indemnifiable Claim relating to any matter referred to in SECTIONS 5.1 (A) AND (B) hereof shall survive until the expiration of the applicable statute of limitations under which the underlying claim is made. Subject to SECTION 5.4(F) hereof, the obligations of the Owner and Parent under SECTION 5.1(C) AND (D) hereof with respect to any Losses incurred by Buyer with respect to any Seller Indemnifiable Claim relating to any matter referred to in
         SECTION 5.1(C) AND (D) hereof shall only survive for a period of three
         (3) years from the Closing.

                           (e) Subject to SECTION 5.4(F) hereof, the obligations of Buyer under SECTION 5.2 hereof with respect to any Losses incurred by the Owner with respect to any Buyer Indemnifiable Claim relating to any matter referred to in SECTION 5.2 hereof shall survive until the expiration of the applicable statute of limitations under which the underlying claim is made.

                           (f) The foregoing provisions of this SECTION 5.4 notwithstanding if, prior to the termination of any obligation to indemnify, written notice of Seller Indemnifiable Claim or an Buyer Indemnifiable Claim, as the case may be, is given by the Indemnified Party to the Indemnifying Party, or a suit or action based upon Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be, is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claim, breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be, by reason of the termination otherwise provided for above in this SECTION 5.4.

                           (g) The limitations on indemnity set forth in this
         SECTION 5.4 shall not apply to claims for indemnification made pursuant to SECTIONS 5.1(E) or 5.2(F).

         Section 5.5 Tax Matters:

                           (a) Tax Periods Ending on or Before the Closing Date. Owner shall prepare or cause to be prepared and file or cause to be filed all Tax returns for NLS and each of the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Owner shall permit Buyer to review and comment on each such Tax return described in the preceding sentence prior to filing. Owner shall pay as required all Taxes, including those related to employee withholding requirements, for such periods through and including the Closing Date.

                           (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax returns of NLS and each of the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. NLS and each of the Subsidiaries will promptly pay the Taxes with respect to such periods.

                           (c) Refunds. Any refunds or credits of federal, state, local or foreign income and franchise Taxes (including any interest thereon) received by or credited to Company attributable to periods ending on or prior to the Closing Date (collectively, "Parent's Refunds") shall be for the benefit of Parent, and Buyer shall use its reasonable best efforts at Owner's expense, to obtain any Parent's Refunds and shall cause Company to pay over to Parent any Parent's Refunds immediately upon receipt thereof.

                           (d) Cooperation. After the Closing Date, Parent and Buyer shall make available to the other, as reasonably requested, and to any taxing authority (which such authority is legally permitted to receive pursuant to its subpoena power or its equivalent) all information, records or documents relating to Tax liabilities or potential Tax liabilities of Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Buyer shall prepare, or cause Company to prepare, and provide to Parent such federal, state, local and foreign Tax information packages as Parent shall request for Parent's use in preparing any Tax return that relates to Company. Such Tax information packages shall be completed by Buyer and provided to Parent within forty-five (45) days after Parent's request therefor. Notwithstanding any other provisions hereof, each Party shall bear its own expenses in complying with the foregoing provisions.

                           (e) Cooperation on Tax Matters.

                           (1) Buyer, NLS and each of the Subsidiaries and
                  Parent and Owner shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this SECTION 5.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. NLS and each of the Subsidiaries and Owner agree
                  (A) to retain all books and records with respect to Tax matters pertinent to NLS and each of the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or Owner, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and
                  (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, NLS and each of the Subsidiaries or Owner, as the case may be, shall allow the other party to take possession of such books and records.

                           (2) Buyer, Parent and Owner further agree, upon
                  request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (f) Section 338 Election. Buyer shall not make an Internal Revenue Code Section 338 or Section 338 (h)(10) election.

                           (g) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by the Company in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax returns and other documentation.

                           (h) The limitations on indemnity set forth in this
         SECTION 5.4 shall not apply to Owner's or Company's failure to pay Accounts Payable and Accrued Liabilities which in the ordinary course of Company's business consistent with past practice would have been paid prior to Closing.

                                   ARTICLE 6.
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         Section 6.1 General. The Owner, Parent and Buyer, on behalf of their affiliates and employees, recognize and acknowledge that they had in the past, currently have, and in the future will have, access to certain confidential information of NLS and the Subsidiaries, such as lists of clients, operational policies, and pricing and cost policies that are valuable, special and unique assets of NLS and the Subsidiaries. The Owner, Parent and Buyer, on behalf of their affiliates and employees agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing duties for NLS and the Subsidiaries, unless (a) such information becomes known to the public generally through no fault of the disclosing party, or (b) disclosure is required by law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (b) the disclosing party shall, if possible, give prior written notice thereof to NLS and the Subsidiaries and provide NLS and the Subsidiaries with the opportunity to contest such disclosure. In the event of a breach or threatened breach of the provisions of this SECTION 6.1, NLS and the Subsidiaries shall be entitled to an injunction restraining the disclosing party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting NLS and the Subsidiaries from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 6.2 Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which NLS and the Subsidiaries would have no other adequate remedy, it is agreed that the foregoing covenants may be enforced against them by injunctions, restraining orders and other equitable actions.

         Section 6.3 Survival. The obligations of the parties under this ARTICLE 6 shall survive the termination of this Agreement. Upon termination of this Agreement, Buyer agrees to promptly return NLS or the Subsidiaries all original and duplicate copies of written materials containing such confidential information should the transaction contemplated herein not occur.

                                   ARTICLE 7.
                            NONCOMPETITION COVENANTS

         Section 7.1 Prohibited Activities. The Owner, the Parent, and their affiliated entities will not, directly or indirectly, in conjunction with any other person, company, partnership, corporation or business of whatever nature, for a period of five (5) years from the Closing.

                  (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the delivery business or businesses in which NLS or the Subsidiaries is then engaging involving delivery or distribution of any product or services.

                  (b) call upon any person or entity which is, at that time, or which has been, within two (2) year prior to that time, a client of NLS or the Subsidiaries for the purpose of soliciting or selling services in the delivery business or businesses in which NLS is then engaging involving delivery or distribution of any product or services.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Owner, the Parent, or its affiliates from acquiring, as a passive investor with no involvement in the operations of the business, not more than ten (10%) of the capital stock of a business whose stock is publicly traded on a national securities exchange or over-the-counter or (b) providing such dedicated logistics services directly or indirectly for the use and benefit of its manufacturing operations.

         Section 7.2 Equitable Relief. Because of the difficulty of measuring economic losses to NLS, the Subsidiaries and their successors or assigns as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to NLS and the Subsidiaries for which they would have no other adequate remedy, the Owner and Parent agrees that the foregoing covenant may be enforced by NLS, the Subsidiaries and their successors or assigns by injunctions, restraining orders and other equitable actions.

         Section 7.3 Reformation and Severability. The covenants in this ARTICLE 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE 7 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

         Section 7.4 Material and Independent Covenant. The Owner and Parent acknowledge that their agreement with the covenants set forth in this ARTICLE 7 are material conditions to Buyer's agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. It is specifically agreed that the period during which the agreements and covenants of each Owner made in this ARTICLE 7 shall survive shall be computed by excluding from such computation any time during which such Owner or Parent (as applicable) is in violation of any provision of this ARTICLE 7.

                                   ARTICLE 8.
                              ADDITIONAL COVENANTS

         Section 8.1 Delivery of Financial Statements Post-Closing. Buyer shall deliver to Owner no later than April 20, 2003 a profit and loss balance sheet and a cash flow statement, each for the period from March 1, 2003 through the Closing Date.

         Section 8.2 Agreements as to Specified Matters. Except as specifically set forth on the Schedules and except as may be otherwise agreed in writing by Buyer, from the date of the Original Agreement until the Closing, NLS and the Subsidiaries will conduct their business and operations according to their ordinary and usual course of business, to preserve substantially intact the business organizations of NLS and the Subsidiaries and preserve NLS's and the Subsidiaries' current relationships with customers, employees, suppliers and other persons with which they have significant business relations. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement, as set forth in SCHEDULE 8.1, or in the ordinary course of business, prior to the Closing Date, without the prior written consent of Buyer, NLS and the Subsidiaries will not:

                  (a) Amend their articles of incorporation or code of regulations;

                  (b) Borrow or agree to borrow any funds;

                  (c) Incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities or loss contingencies which, individually or in the aggregate, are material to the conduct of the businesses of NLS or the Subsidiaries, or have or would have a Material Adverse Effect on the financial condition of NLS or the Subsidiaries;

                  (d) Pay, discharge or satisfy any claims, liabilities or obligations except in the ordinary course of business; or

                  (e) Permit or allow any of the assets to be subjected to any Lien;

                  (f) Write off as uncollectable any accounts receivable;

                  (g) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of its business;

                  (h) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any Intellectual Property Rights;

                  (i) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of the directors, officers or employees; (ii) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any compensation plan; (iii) contribute, set aside for contribution or authorize the contribution of any amounts for any such compensation plan; or (iv) grant or become obligated to grant any general increase in the compensation of any directors, officers or employees;

                  (j) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment individually in excess of $25,000.00;

                  (k) Declare, pay or set aside for payment any dividend or other distribution in respect of their capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of their capital stock or other securities; (ii) issue, grant or sell any shares of their capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities; (iii) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or
         (iv) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

                  (l) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer or employee of NLS or the Subsidiaries;

                  (m) Terminate, enter into or amend in any material respect any item identified in SECTION 2.1(O), or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items;

                  (n) Take any action that can be reasonably anticipated to have a Material Adverse Effect on NLS or the Subsidiaries or that could cause any representation or warranty set forth in SECTION 2 hereof to be untrue or any condition to the Closing not to be satisfied;

                  (o) Accelerate billings, shipments to customers, payments from customers or franchisees, orders from suppliers or payment of accounts payable (including, but not limited to, inter-company obligations) or adjust the level of inventory, except in the ordinary course of business consistent with past practices;

                  (p) Acquire any of the business or assets of any other person, firm, association or corporation;

                  (q) Do any act or omit to do any act, or permit any act or omission to act, which could cause a breach or default by NLS or the Subsidiaries under any of their respective contracts, agreements, commitments or obligations;

                  (r) Enter into or amend any other agreements, commitments or Contracts which, individually or in the aggregate, are material to NLS or the Subsidiaries, except agreements for the purchase and sale of goods or services in the ordinary course of business, consistent with past practice; or

                  (s) Agree, whether in writing or otherwise, to take any action described in this subsection.

         Section 8.3 Confidentiality.


                  (a) NLS, Buyer, Parent, the Subsidiaries and the Owner agree that they will not use, or permit the use of, any of the information relating to another party furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such party or otherwise than in connection with the transaction, and that it will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of any of the Information to any person or entity, other than its directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except (i) as may be required by judicial or administrative process or, in the opinion of its counsel, by other requirements of applicable law, (ii) that after Closing, Buyer shall own and be entitled to use any of such information that was owned by NLS prior to the consummation of the transactions contemplated herein, and (iii) provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' consent before undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein will not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction.

                  (b) Each party hereto also agrees to promptly return to the party from whom it originally received confidential information subject to this SECTION 8.2 all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. The provisions of this subsection shall survive termination or cancellation of this Agreement.

         Section 8.4 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

         Section 8.5 Further Assurances; Cooperation; Notification.

                  (a) Each party hereto will, before, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

                  (b) [Intentionally Omitted].

                  (c) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in SECTION 4.1 and
         SECTION 4.2 hereof.

                  (d) If, in connection with Legal Proceedings, Owner shall require the assistance of Buyer's employees, Buyer shall provide such employees to Owner as are reasonably required by Owner. Owner shall pay Buyer's out-of-pocket costs incurred in connection with such use of Buyer's employees and shall reimburse Buyer for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay (excluding the value of employee benefits) of such employee during each calendar month in which such services are performed.

                  (e) If, in connection with Legal Proceedings, Buyer shall require the assistance of Owner's employees, Owner shall provide such employees to Buyer as are reasonably required by Buyer. Except for any Legal Proceeding in which Owner shall be required to indemnify Buyer in accordance with Section 5, Buyer shall pay Owner's out-of-pocket costs incurred in connection with such use of Owner's employees and shall reimburse Owner for the number of whole business days spent by each such employee in providing such services at the rate equal to the average daily gross pay (excluding the value of employee benefits) of such employee during each calendar month in which such services are performed. In the case of any Legal Proceeding in which Owner shall be required to indemnify Buyer in accordance with Section 5,Owner shall be responsible for out-of-pocket costs incurred in connection with such use of Owner's employees. In connection with any Legal Proceedings in which Buyer is identified, Buyer, its agents, officers, directors and shareholders, shall use their best efforts to assist Owner in the prosecution, defense and settlement of such claims.

         Section 8.6 Supplements to Disclosure Schedules. At least 48 hours prior to the Closing, NLS and the Owner will supplement or amend the Schedules with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information in the Schedules or in any representation and warranty which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties contained in SECTION 2 hereof in order to determine the fulfillment of the conditions set forth in SECTION 4.2(F), the Schedules will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Schedules, provided that if the Closing will take place the Schedules, as so amended, will be deemed the Schedules hereunder for all purposes.

         Section 8.7 Assignment or Satisfaction of Claims and Rights. In addition to delivery of the payment set forth above and as additional consideration for receipt of Stock, Buyer hereby:

                  (a) agrees to satisfy in full, and deliver to Owner, damages incurred in connection with claims against those persons or entities set forth in the attached Exhibit 8.6(a) in the amounts set forth opposite such claims; plus

                  (b) the assignment by Buyer or NLS to Owner of the claims against those persons or entities set forth in the attached Exhibit 8.6(b) which will provide that Owner may not settle such claims without the consent of Buyer or NLS and Owner shall agree to reimburse Buyer or NLS for any costs they incur in enforcing any non-competition obligations of Larry Browne and his affiliated entities.

         Section 8.8 Employee Matters.

                  (a) 401(k) Retirement Plan. As of the Closing Date, NLS shall cease to be a participating employer under Noble International, Ltd. Employees' 401(k) Retirement Plan (the "Parent Retirement Plan"), and Parent shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. As of the Closing Date, the Active Employees shall be treated as having incurred a severance of employment for all purposes of the Parent Retirement Plan and all costs and expenses associated with such severance and termination of the plans shall be the sole responsibility of the Parent and Owner.

                  (b) Health Plan. Owner and Parent shall be responsible for all costs and expenses associated with the provision of health care coverage for periods prior to the Closing Date. Owner and Buyer shall enter into the Transition Services Agreement providing for the temporary maintenance of health care coverage for Active and Former Employees of NLS following the Closing Date, for which Buyer and NLS will be financially responsible in accordance with the Transition Services Agreement. Subject only to such Transition Services Agreement, Buyer and NLS shall be responsible for providing a health plan covering employees of Buyer.

                  (c) All employee benefits will be terminated as of the Closing and the costs related to such terminations shall be the responsibility of Owner and Parent.

         Section 8.9 Post-Closing Access to Information. For a period of two (2) years after the Closing Date, each Party shall provide, and shall cause its appropriate personnel to provide, when reasonably requested for a reason related to any obligation under this Agreement to do so by the other Party, access to all tax, financial and accounting records of or relating to NLS and the right to make copies or extracts therefrom at its expense. No Party shall intentionally dispose of, alter or destroy any such books, records and other data without giving thirty (30) days' prior written notice to the other Party and permitting the other Party, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence. Notwithstanding the provisions of this Section, while the existence of an adversarial proceeding between the parties will not abrogate or suspend the provisions of this Section as to such records or other information directly pertinent to such dispute, the parties may not utilize this Section but rather, absent agreement, must utilize the rules of discovery.

         Section 8.10 Corporate Name. Buyer acknowledges that Parent and/or its Affiliates have the absolute and exclusive proprietary right to all names, tradenames, trade marks, service names and service marks incorporating the words "Noble Logistic Services" or "Noble Logistics" corporate symbols or logos related thereto. Owner and Parent hereby grant to Buyer and Company, a perpetual, royalty-free license to use the words "Noble Logistics" and "Noble Logistic Services" and the Noble Intellectual Property provided, however, that Buyer will not use any other derivation of the name "Noble" or the Parent's symbols or logo, being the shield and/or lion character.

         Section 8.11 Coamerica Liens. Notwithstanding anything contained in this Agreement or the Schedules attached hereto, Owner will cause all Comerica liens to be promptly released.

         Section 8.12 Insurance. Buyer or the Company shall have the right to make claims under insurance policies issued by third parties that may have provided coverage to Company prior to the Closing Date, for claims which arose prior to the Closing Date only.

                                   ARTICLE 9.
                                  MISCELLANEOUS

         Section 9.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assignees of NLS, the Subsidiaries and Buyer, and the successors and assigns of the Owner. Notwithstanding the above, Buyer may assign this Agreement to an affiliated entity and all of the rights and obligations of Buyer shall be assigned therewith as if such affiliated entity had executed this Agreement instead of Buyer. Provided that prior to such assignment, Buyer obtains the written consent of Owner which consent will not be unreasonably withheld.

         Section 9.2 Entire Agreement. This Agreement (including the Schedules and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Owner, Parent, NLS and Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by all of the undersigned.

         Section 9.3 Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by national courier, or by delivering the same in person to an officer or agent of such party, as follows:



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                (a)       If to Owner, addressed to it at:

                                    28213 Van Dyke Avenue
                                    Warren, MI  48093
                                    Attn: Michael C. Azar, Esq.

                          With a copy to:

                                    Foley & Lardner
                                    150 W. Jefferson Ave., Suite 1000
                                    Detroit, MI 48226
                                    Attn: Patrick Daugherty

                (b)       If to Buyer or NLS, addressed to it at:

                                    Mr. Steven Savant
                                    5261 Palmetto Woods Drive
                                    Naples, FL 34119

                          With a copy to:

                                    Crady, Jewett & McCulley, LLP
                                    2727 Allen Parkway, Suite 1700
                                    Houston, Texas 77019
                                    Attn: David B. Rae, Esq.

or to such other address as any party hereto shall specify pursuant to this
SECTION 9.3 from time to time. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered, sent for next business day by national courier, delivered by confirmed facsimile, or mailed by prepaid certified mail, return receipt requested.

         Section 9.4 Governing Law; Consent to Jurisdiction. The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto. Each party hereto irrevocably and unconditionally hereby (i) agrees that any action, claim, suit or other legal proceeding arising out of or relating to this Agreement shall be brought in any court of general jurisdiction sitting in Harris County, Texas; (ii) consents to the jurisdiction of any such court in any such action, claim, suit or proceeding; (iii) agrees that venue for any such action, claim, suit or proceeding shall lie exclusively in Harris County, Texas only; and (iv) waives any objection which such party may have to (x) submitting to the jurisdiction of any such court or (y) the laying of venue of any such action, claim, suit or proceeding in any such court.

         Section 9.5 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such



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right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         Section 9.6 Expenses. Each party shall bear their own costs and expenses relating to this Agreement and the transactions contemplated herein including, without limitation, fees and expenses of attorneys, accountants, investment bankers, brokers, printers, copiers, consultants or other representatives.

         Section 9.7 Closing of the Books. The parties agree to use the interim closing of the books method of accounting for NLS and the Subsidiaries for tax purposes.

         Section 9.8 Time. Time is of the essence with respect to this Agreement.

         Section 9.9 Construction. This Agreement shall not be construed either more favorably for or more strongly against any party hereto.

         Section 9.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 9.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         Section 9.12 Public Announcements. Each of the parties hereto agrees that it will not, without the prior written consent of the other party, make any public announcement of this Agreement or any of the terms and conditions set forth herein, except for such disclosure to the public or to governmental agencies as its counsel shall deem necessary to comply with applicable law, rule or regulation.

         Section 9.13 Definitions. For purposes of this Agreement, the term:

         "Accounts Receivable" shall mean the accounts receivable of the Company's customers, including any accrued, but unbilled amounts.

         "Active Employee" shall mean any employee of NLS who is actively employed as of the Closing Date by NLS or not so actively employed due to vacation, illness, short-term disability, military leave, layoff with recall rights or authorized leave of absence.

         "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act.

         "Agreement" shall mean this Amended and Restated Stock Purchase Agreement.



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

         "Best Efforts" shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such person of this Agreement or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Company Benefit Plans" shall have the meaning set forth in Section 2.1(p).

         "Contract" shall mean any written indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement.

         "Environmental Laws" shall mean all Laws regarding protection of the environment, including, without limitation, those protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of or, to the extent applicable, at any time prior to the date of this Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Facilities" shall mean any real property, leaseholds or other interests and any buildings, plants or structures currently owned or operated by Company.

         "Former Employee" is an individual, other than an Active Employee and an individual who would be such an Active Employee if Parent were substituted for Company in applying the definitions relevant to such term, who was an employee of Company at the time he or she last terminated employment with Parent or any of its Affiliates (including Company).

         "GAAP" shall mean generally accepted accounting principles in the United States.

          "Government Entities" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

         "Hazardous Substance" shall mean all pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including, without limitation, asbestos, polychlorinated biphenyls or urea formaldehyde, and any other substances subject to regulation under any Environmental Law.

         "Laws" shall mean any federal, state, local, foreign or other statute, law, ordinance, rule or regulation.



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

         "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted).

         "Lien" shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

         "Material Adverse Effect" shall mean a material adverse effect on the results of operations or financial condition of Company taken as a whole.

         "Material Contract" shall have the meaning set forth in Section 2.1(o).

         "Noble Intellectual Property" all brand names, patents, trademarks, copyrights, licenses and sublicenses, technical information, computer software and related documentation, know-how, trade secrets, drawings, blueprints, designs, design protocols, specifications for materials, quality assurance and control procedures, design tools and simulation capability, manuals, data concerning historic or current research and development and other intellectual property rights that, in each case, are both (a) owned by Parent or Owner or an Affiliate of Parent or Owner (other than Company) and (b) used exclusively in the dedicated delivery business by Company.

         "Orders" shall mean any order, writ, injunction, judgment, plan or decree of any kind.

         "Party(ies)" shall mean Owner and/or Buyer, as the case may be.

         "Taxes" shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa. Where the term "as of the date hereof" is used, it shall also include the "Closing Date".



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

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stock Purchase Agreement as of the day and year first above written.


SRS TEXAS HOLDINGS, LLC                     NOBLE LOGISTIC SERVICES, INC.
A TEXAS LIMITED LIABILITY COMPANY           A MICHIGAN CORPORATION


By:___________________________              By:______________________________
Name: Steven Ray Savant                     Name: ___________________________
Its:___________________________             Its: Vice President



NOBLE LOGISTIC SERVICES HOLDINGS, INC.,     NOBLE INTERNATIONAL, LTD. A
A TEXAS CORPORATION                         DELAWARE CORPORATION


By:___________________________              By:_____________________________
Name:  ________________________             Name:__________________________
Its: Vice President                         Its:_____________________________



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